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                                                                    EXHIBIT 11.1

                              ALTERA CORPORATION
                                ______________

                     COMPUTATION OF EARNINGS PER SHARE(1)


                                                                           Years Ended December 31,
                                                                        -----------------------------
                                                                         1995       1994       1993
                                                                        -------    -------    -------
                                                                            (In thousands except
                                                                             per share amounts)
Net Income .........................................................    $86,871    $14,608    $21,195
                                                                        =======    =======    =======
Weighted average shares outstanding ................................     43,313     41,626     40,484
Net effect of dilutive stock options ...............................      2,264      1,620      1,508
                                                                        -------    -------    -------
Total common and common equivalent shares outstanding ..............     45,577     43,246     41,992
                                                                        =======    =======    =======
Net income per share ...............................................    $  1.91    $  0.34    $  0.51
                                                                        =======    =======    =======

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(1) This exhibit should be read in conjunction with Notes 2 and 9 of Notes to
    Consolidated Financial Statements.